Exhibit No. 11

STATEMENT OF COMPUTATION OF EARNINGS PER SHARE

	Six Months Ended June 30, 2003		Three Months Ended June 30, 2003
	Shares	Earnings Per Share	Shares	Earnings Per Share
	(in Thousands)		(in Thousands)
Basic Weighted Average Shares Outstanding	4,556	$0.72	4,556	$0.36

Diluted
Average Shares Outstanding	4,556		4,556
Common Stock Equivalents	17		17

	4,573	$0.72	4,573	$0.36

	Six Months Ended June 30, 2002		Three Months Ended June 30, 2002
	Shares	Earnings Per Share	Shares	Earnings Per Share
	(in Thousands)		(in Thousands)
Basic Weighted Average Shares Outstanding	4,379	$0.67	4,556	$0.35

Diluted
Average Shares Outstanding	4,379		4,556
Common Stock Equivalents	8		9

	4,387	$0.67	4,565	$0.35